Exhibit 10-2

ADDENDUM TO RENEWAL AND ADDITIONAL ADVANCE PROMISSORY NOTE

THIS ADDENDUM TO RENEWAL AND ADDITIONAL ADVANCE PROMISSORY NOTE (“Addendum”) is hereby made a part of the Promissory Note dated April 17, 2012, from The Goldfield Corporation, a Delaware corporation (“Borrower”), payable to the order of Branch Banking and Trust Company (“Bank”) in the principal amount of $5,000,000.00 (including all renewals, extensions, modifications and substitutions thereof, the “Note”).

I.	DEFINITIONS.

1.1 Adjusted LIBOR Rate means a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/16th of 1.0%) by adding (i) the One Month LIBOR plus (ii) 2.500% per annum, which shall be adjusted monthly on the first day of each LIBOR Interest Period. The Adjusted LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Bank shall receive the same yield. The interest rate will not exceed a fixed maximum rate of 24.000% and will not decrease below a minimum rate of 0.000%. If the loan has been repaid prior to this date, no reimbursement will be made. Provided, however that in the event that if the Debt to Tangible Net Worth ratio exceeds 1.6:1, as set forth in Section V of the Loan Agreement of even date herewith, then the Adjusted LIBOR Rate should be the One Month LIBOR plus 2.900%.

1.2 Business Day means a day other than a Saturday, Sunday, legal holiday or any other day when the Bank is authorized or required by applicable law to be closed.

1.3 LIBOR Advance means the advances made by Bank to Borrower evidenced by this Note upon which the Adjusted LIBOR Rate of interest shall apply.

1.4 LIBOR Interest Period means the period, as may be elected by the Borrower applicable to any LIBOR Advance, commencing on the date the Note is first made (or the data of any subsequent LIBOR addendum to the Note) and ending on the day that is immediately prior to the numerically corresponding day of each month thereafter; provided that:

(a)	any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day; and

(b)	any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in the subsequent month shall end on the last Business Day of each subsequent month.

1.5 LIBOR Reserve Percentage means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR.

1.6 One Month LIBOR means the average rate quoted on Reuters Screen LIBOR01 Page (or such replacement page) on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined as of 11:00 am London time two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period; provided that if the above method for determining one-month LIBOR shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by Borrower and Bank; provided, if such agreement is not reached within a reasonable period of time (in Bank’s sole judgment), a rate reasonably determined by Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by Bank) in the London interbank market for U. S. Dollar deposits.

1.7 Standard Rate means, for any day, a rate per annum equal to the Bank’s announced Prime Rate minus 0% per annum, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

II.	LOAN BEARING ADJUSTED LIBOR RATE

2.1 Application of Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall apply to the entire principal balance outstanding of a LIBOR Advance for any LIBOR Interest Period.

2.2 Adjusted LIBOR Based Rate Protections.

(a)	Inability to Determine Rate. In the event that Bank shall have determined, which determination shall be final, conclusive and binding, that by reason of circumstances occurring after the date of this Note affecting the London interbank market, adequate and fair means do not exist for ascertaining the One Month LIBOR on the basis provided for in this Note, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination, whereupon (i) no LIBOR Advance shall be made until Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any request by Borrower for a LIBOR Advance shall be deemed to be a request for an advance at the Standard Rate.

(b)

Illegality; Impracticability. In the event that Bank shall determine, which determination shall be final, conclusive and binding, that the making, maintaining or continuance of any portion of a LIBOR Advance (i) has become unlawful as a result of compliance by Bank with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any of the same not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Note materially and adversely affect the London interbank market or Bank’s ability to make LIBOR Advances generally, then, and in any such event, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination. Thereafter, (x) the obligation of Bank to make any LIBOR Advances or to convert any portion of the loan to a LIBOR Advance shall be suspended until such notice shall be withdrawn by Bank, and (y) any request by Borrower for a LIBOR Advance shall be deemed to be a request for an advance at the Standard Rate.

Witness:		Borrower:

The Goldfield Corporation, a Delaware corporation

/s/ Barry Forbes		By:	/s/ Stephen R. Wherry
Print Name:	Barry Forbes	Stephen R. Wherry, its Sr. Vice President
		Date	April 17, 2012

Print Name: